UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                                       *


                           ICG Communications, Inc.
         ------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, par value $0.01 per share
         -------------------------------------------------------------
                        (Title of Class of Securities)


                                   449246206
         -------------------------------------------------------------
                                (CUSIP Number)

                                 Robert Weiss
                              MatlinPatterson LLC
                              520 Madison Avenue
                           New York, New York 10022
                           Telephone: (212) 651-9525
       ---------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                     Receive Notices and Communications)

                               February 14, 2003
 ------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

                Check the appropriate box to designate the rule
                  pursuant to which this Schedule is filed:


[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

-----------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                   Page 2 of 27 PAGES
-------------------------                             ------------------------



------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    MatlinPatterson LLC


------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)                                           (a) [  ]
                                                                 (b) [  ]


------------------------------------------------------------------------------
3.  SEC USE ONLY


------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware


------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER

                            0

                        ------------------------------------------------------
                        6.  SHARED VOTING POWER
      NUMBER OF
       SHARES               819,123
     BENEFICIALLY
      OWNED EACH        ------------------------------------------------------
      REPORTING         7.  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0

                        ------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER

                            819,123

------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    819,123


------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                 [  ]


------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2%


------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

    HC

------------------------------------------------------------------------------

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                   Page 3 of 27 PAGES
-------------------------                             ------------------------


------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    MatlinPatterson Asset Management LLC


------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [  ]
    (See Instructions)                                           (b) [  ]


------------------------------------------------------------------------------
3.  SEC USE ONLY


------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware


------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER

                            0

                        ------------------------------------------------------
                        6.  SHARED VOTING POWER
      NUMBER OF
       SHARES               819,123
     BENEFICIALLY
      OWNED EACH        ------------------------------------------------------
      REPORTING         7.  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0

                        ------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER

                            819,123

------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    819,123


------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                           [  ]


------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2%


------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

    HC


------------------------------------------------------------------------------

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                   Page 4 of 27 PAGES
-------------------------                             ------------------------


------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    MatlinPatterson Global Opportunities Partners L.P.


------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [  ]
    (See Instructions)                                           (b) [  ]


------------------------------------------------------------------------------
3.  SEC USE ONLY


------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware


------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER

                            0

                        ------------------------------------------------------
                        6.  SHARED VOTING POWER
      NUMBER OF
       SHARES               819,123
     BENEFICIALLY
      OWNED EACH        ------------------------------------------------------
      REPORTING         7.  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0

                        ------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER

                            819,123

------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    819,123


------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                           [  ]


------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2%


------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

    PN


------------------------------------------------------------------------------

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                   Page 5 of 27 PAGES
-------------------------                             ------------------------


------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    MatlinPatterson Global Opportunities Partners B, L.P.


------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [  ]
    (See Instructions)                                           (b) [  ]


------------------------------------------------------------------------------
3.  SEC USE ONLY


------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware


------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER

                            0

                        ------------------------------------------------------
                        6.  SHARED VOTING POWER
      NUMBER OF
       SHARES               19,740.9
     BENEFICIALLY
      OWNED EACH        ------------------------------------------------------
      REPORTING         7.  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0

                        ------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER

                            19,740.9

------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    19,740.9


------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                           [  ]


------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.2%


------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

    PN


------------------------------------------------------------------------------

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                   Page 6 of 27 PAGES
-------------------------                             ------------------------




------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    MatlinPatterson Global Opportunities Partners (Bermuda) L.P.


------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [  ]
    (See Instructions)                                           (b) [  ]


------------------------------------------------------------------------------
3.  SEC USE ONLY


------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Bermuda


------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER

                            0

                        ------------------------------------------------------
                        6.  SHARED VOTING POWER
      NUMBER OF
       SHARES               206,500.9
     BENEFICIALLY
      OWNED EACH        ------------------------------------------------------
      REPORTING         7.  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0

                        ------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER

                            206,500.9

------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    206,500.9


------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                           [  ]


------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.6%


------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

    PN


------------------------------------------------------------------------------

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                   Page 7 of 27 PAGES
-------------------------                             ------------------------


------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    MatlinPatterson Global Partners LLC


------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [  ]
    (See Instructions)                                           (b) [  ]


------------------------------------------------------------------------------
3.  SEC USE ONLY


------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware


------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER

                            0

                        ------------------------------------------------------
                        6.  SHARED VOTING POWER
      NUMBER OF
       SHARES               819,123
     BENEFICIALLY
      OWNED EACH        ------------------------------------------------------
      REPORTING         7.  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0

                        ------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER

                            819,123

------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    819,123


------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                           [  ]


------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2%


------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

    HC


------------------------------------------------------------------------------

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                   Page 8 of 27 PAGES
-------------------------                             ------------------------



------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    MatlinPatterson Global Advisers LLC


------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [  ]
    (See Instructions)                                           (b) [  ]


------------------------------------------------------------------------------
3.  SEC USE ONLY


------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware


------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER

                            0

                        ------------------------------------------------------
                        6.  SHARED VOTING POWER
      NUMBER OF
       SHARES               819,123
     BENEFICIALLY
      OWNED EACH        ------------------------------------------------------
      REPORTING         7.  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0

                        ------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER

                            819,123

------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    819,123


------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                           [  ]


------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2%


------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

    IA
------------------------------------------------------------------------------

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                   Page 9 of 27 PAGES
-------------------------                             ------------------------


------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    David J. Matlin


------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [  ]
    (See Instructions)                                           (b) [  ]


------------------------------------------------------------------------------
3.  SEC USE ONLY


------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America


------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER

                            0

                        ------------------------------------------------------
                        6.  SHARED VOTING POWER
      NUMBER OF
       SHARES               819,123
     BENEFICIALLY
      OWNED EACH        ------------------------------------------------------
      REPORTING         7.  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0

                        ------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER

                            819,123

------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    819,123


------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                           [  ]


------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2%


------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

    IN


------------------------------------------------------------------------------

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 10 of 27 PAGES
-------------------------                             ------------------------


------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Mark R. Patterson


------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [  ]
    (See Instructions)                                           (b) [  ]


------------------------------------------------------------------------------
3.  SEC USE ONLY


------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America


------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER

                            0

                        ------------------------------------------------------
                        6.  SHARED VOTING POWER
      NUMBER OF
       SHARES               819,123
     BENEFICIALLY
      OWNED EACH        ------------------------------------------------------
      REPORTING         7.  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0

                        ------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER

                            819,123

------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    819,123


------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                           [  ]


------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2%


------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

    IN


------------------------------------------------------------------------------

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 11 of 27 PAGES
-------------------------                             ------------------------


ITEM 1.

         (a) The name of the Issuer is ICG Communications, Inc. (the
"Issuer").

         (b) The principal executive office of the Issuer is located at 161 Inverness Drive West, Englewood, CO 80112.

ITEM 2(a).   NAMES OF PERSONS FILING.
             (1) MatlinPatterson LLC.  See Schedule I.

             (2) MatlinPatterson Asset Management LLC.

             (3) MatlinPatterson Global Opportunities Partners L.P.

             (4) MatlinPatterson Global Opportunities Partners B, L.P.

             (5) MatlinPatterson Global Opportunities Partners (Bermuda) L.P.

             (6) MatlinPatterson Global Partners LLC.

             (7) MatlinPatterson Global Advisers LLC.

             (8) David J. Matlin.

             (9) Mark R. Patterson.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE


             (1) MatlinPatterson LLC
                 520 Madison Avenue
                 New York, New York 10022

             (2) MatlinPatterson Asset Management LLC
                 520 Madison Avenue
                 New York, New York 10022

             (3) MatlinPatterson Global Opportunities Partners L.P.
                 520 Madison Avenue
                 New York, New York 10022

             (4) MatlinPatterson Global Opportunities Partners B, L.P.
                 c/o MatlinPatterson Global Partners LLC
                 520 Madison Avenue
                 New York, New York 10022

             (5) MatlinPatterson Global Opportunities Partners (Bermuda) L.P.
                 c/o MatlinPatterson Global Partners LLC

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 12 of 27 PAGES
-------------------------                             ------------------------


                 520 Madison Avenue
                 New York, New York 10022

             (6) MatlinPatterson Global Partners LLC
                 520 Madison Avenue
                 New York, New York 10022

             (7) MatlinPatterson Global Advisers LLC
                 520 Madison Avenue
                 New York, New York 10022

             (8) David J. Matlin
                 520 Madison Avenue
                 New York, New York 10022

             (9) Mark R. Patterson
                 520 Madison Avenue
                 New York, New York 10022



ITEM 2(c).   CITIZENSHIP

             (1) Delaware

             (2) Delaware

             (3) Delaware

             (4) Delaware

             (5) Bermuda

             (6) Delaware

             (7) Delaware

             (8) United States of America

             (9) United States of America

ITEM 2(d).   TITLE OF CLASS OF SECURITIES

             This Statement relates to shares of Common Stock, $.01 par value, of the Issuer (the "Issuer Common Stock")

ITEM 2(e).   CUSIP Number

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 13 of 27 PAGES
-------------------------                             ------------------------


             449246206.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss. ss. 240.13D-1(b) or 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under Section 15 of the Act
                     (15 U.S.C. 78o).

             (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                     78c).

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                     Act (15 U.S.C. 78c).

             (d) [ ] Investment company registered under Section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8).

             (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)
                     (1)(ii)(E);

             (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

             (h) [ ] A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP

             (a) Amount beneficially owned:

                 (1) See response to Item 9 on page 2.

                 (2) See response to Item 9 on page 3.

                 (3) See response to Item 9 on page 4.

                 (4) See response to Item 9 on page 5.

                 (5) See response to Item 9 on page 6.

                 (6) See response to Item 9 on page 7.

                 (7) See response to Item 9 on page 8.

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 14 of 27 PAGES
-------------------------                             ------------------------


                 (8) See response to Item 9 on page 9.

                 (9) See response to Item 9 on page 10.

             The amounts reported consist of 771,868 shares of Issuer Common Stock and warrants to purchase an aggregate of 47,255 additional shares of Issuer Common Stock issued to the reporting persons on February 14, 2003 pursuant to the Second Amended Joint Plan of Reorganization of the Issuer and its Affiliated Debtors and Debtors in Possession, as modified on July 26, 2002 (the "Plan"). Pursuant to the Plan, the reporting persons expect to be issued, in the aggregate, approximately 157,896 shares of additional Issuer Common Stock and warrants to purchase an additional 14,711 shares of Issuer Common Stock. The actual number of such additional shares and warrants is not determinable at this time and are therefore excluded from calculations on this schedule. The amounts reported for MatlinPatterson Global Opportunities Partners B, L.P. and for MatlinPatterson Global Opportunities Partners (Bermuda) L.P. reflect participation interests by those entities in the share of Issuer Common Stock beneficially owned by MatlinPatterson Global Opportunities Partners L.P.

             (b) Percent of class:

                 (1) See response to Item 11 on page 2.

                 (2) See response to Item 11 on page 3.

                 (3) See response to Item 11 on page 4.

                 (4) See response to Item 11 on page 5.

                 (5) See response to Item 11 on page 6.

                 (6) See response to Item 11 on page 7.

                 (7) See response to Item 11 on page 8.

                 (8) See response to Item 11 on page 9.

                 (9) See response to Item 11 on page 10.

             Pursuant to the Plan, there were to be 8,000,000 shares of Issuer Common Stock to be issued and outstanding. The percentages disclosed on this schedule are based on 8,000,000 issued outstanding shares of Issuer Common Stock which the Issuer treats as shares of Issuer Common Stock issued and outstanding for financial reporting purposes pending actual resolution of pending creditor disputes. Based on information provided by the Issuer, as of May 14, 2003, 5,972,576 shares of Issuer Common Stock have actually been issued and are outstanding.

             (c) Number of shares as to which the person has:

                 (i) Sole power to vote or to direct the vote:

                     (1) See response to Item 5 on page 2.

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 15 of 27 PAGES
-------------------------                             ------------------------


                     (2) See response to Item 5 on page 3.

                     (3) See response to Item 5 on page 4.

                     (4) See response to Item 5 on page 5.

                     (5) See response to Item 5 on page 6.

                     (6) See response to Item 5 on page 7.

                     (7) See response to Item 5 on page 8.

                     (8) See response to Item 5 on page 9.

                     (9) See response to Item 5 on page 10.

                (ii) Shared power to vote or to direct the vote:

                     (1) See response to Item 6 on page 2.

                     (2) See response to Item 6 on page 3.

                     (3) See response to Item 6 on page 4.

                     (4) See response to Item 6 on page 5.

                     (5) See response to Item 6 on page 6.

                     (6) See response to Item 6 on page 7.

                     (7) See response to Item 6 on page 8.

                     (8) See response to Item 6 on page 9.

                     (9) See response to Item 6 on page 10.

               (iii) Sole power to dispose or to direct the disposition of:

                     (1) See response to Item 7 on page 2.

                     (2) See response to Item 7 on page 3.

                     (3) See response to Item 7 on page 4.

                     (4) See response to Item 7 on page 5.

                     (5) See response to Item 7 on page 6.

                     (6) See response to Item 7 on page 7.

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 16 of 27 PAGES
-------------------------                             ------------------------


                     (7) See response to Item 7 on page 8.

                     (8) See response to Item 7 on page 9.

                     (9) See response to Item 7 on page 10.

                (iv) Shared power to dispose or to direct the disposition of:

                     (1) See response to Item 8 on page 2.

                     (2) See response to Item 8 on page 3.

                     (3) See response to Item 8 on page 4.

                     (4) See response to Item 8 on page 5.

                     (5) See response to Item 8 on page 6.

                     (6) See response to Item 8 on page 7.

                     (7) See response to Item 8 on page 8.

                     (8) See response to Item 8 on page 9.

                     (9) See response to Item 8 on page 10.


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

             (1) See Schedule I.


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Inapplicable.

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 17 of 27 PAGES
-------------------------                             ------------------------


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Inapplicable

ITEM 10.     CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 18 of 27 PAGES
-------------------------                             ------------------------


                                  SCHEDULE I


This Schedule 13G is being filed by David J. Matlin, Mark R. Patterson, MatlinPatterson LLC ("MatlinPatterson"), a limited liability company organized under the laws of Delaware, MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a limited liability company organized under the laws of Delaware, MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a limited liability company organized under the laws of Delaware, MatlinPatterson Global Partners LLC ("MatlinPatterson Partners"), a limited liability company organized under the laws of Delaware, MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners Delaware"), a limited partnership organized under the laws of Delaware, MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners Bermuda" and, together with Matlin Partners Delaware, "Matlin Partners"), an exempted limited partnership organized under the laws of Bermuda and MatlinPatterson Global Opportunities B, L.P. ("MatlinPartners B"), a limited partnership organized under the laws of Delaware. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. The principal business of MatlinPatterson is acting as the sole and managing member of Matlin Asset Management. The principal business of Matlin Asset Management is acting as sole and managing member of Matlin Advisers and MatlinPatterson Partners. The principal business of MatlinPatterson Partners is acting as general partner of Matlin Partners Delaware, Matlin Partners Bermuda and Matlin Partners B. Matlin Advisers performs certain investment advisory services on behalf of Matlin Partners pursuant to a certain Second Amended and Restated Investment Advisory Agreement, dated as of July 17, 2002 (the "Investment Advisory Agreement"), among Matlin Advisers, Matlin Partners Delaware and Matlin Partners Bermuda.

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 19 of 27 PAGES
-------------------------                             ------------------------

MATERIALS TO BE FILED AS EXHIBITS

Exhibit A. Joint Filing Agreement, dated as of May 15, 2003, by and among the Reporting Persons.

                           [SIGNATURE PAGE FOLLOWS]

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 20 of 27 PAGES
-------------------------                             ------------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 15, 2003

                                       MATLINPATTERSON LLC



                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Member



                                       MATLINPATTERSON ASSET MANAGEMENT LLC



                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Chairman



                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                         PARTNERS L.P.

                                       By: MatlinPatterson Global Partners
                                           LLC, its General Partner



                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Director

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 21 of 27 PAGES
-------------------------                             ------------------------


                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                         PARTNERS (BERMUDA) L.P.

                                       By: MatlinPatterson Global Partners
                                           LLC, its General Partner


                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Director



                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                         PARTNERS B, L.P.

                                       By:  MatlinPatterson Global Partners
                                            LLC, its General Partner



                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Director



                                       MATLINPATTERSON GLOBAL PARTNERS LLC



                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Director



                                       MATLINPATTERSON GLOBAL ADVISERS LLC


                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Chairman



                                       DAVID J. MATLIN

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 22 of 27 PAGES
-------------------------                             ------------------------




                                           By: /s/ David J. Matlin
                                       ---------------------------------------
                                           Name:   David J. Matlin



                                       MARK R. PATTERSON

                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 23 of 27 PAGES
-------------------------                             ------------------------


Exhibit A. Joint Filing Agreement, dated as of May 15, 2003, by and among the Reporting Persons

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 24 of 27 PAGES
-------------------------                             ------------------------

                                                                     EXHIBIT A

              JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(K)(1)

This agreement, dated May 15, 2003, is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

                           [SIGNATURE PAGE FOLLOWS]

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 25 of 27 PAGES
-------------------------                             ------------------------


                                   SIGNATURE

Dated:  May 15, 2003

                                       MATLINPATTERSON LLC


                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Member



                                       MATLINPATTERSON ASSET MANAGEMENT LLC


                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Chairman



                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS L.P.

                                       By:  MatlinPatterson Global Partners
                                            LLC, its General Partner



                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Director

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 26 of 27 PAGES
-------------------------                             ------------------------



                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS B, L.P.

                                       By: MatlinPatterson Global Partners
                                           LLC, its General Partner



                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Director



                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS (BERMUDA) L.P.

                                       By: MatlinPatterson Global Partners
                                           LLC, its General Partner



                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Director



                                       MATLINPATTERSON GLOBAL PARTNERS LLC



                                           By:  /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Director



                                       MATLINPATTERSON GLOBAL ADVISERS LLC



                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:   Mark R. Patterson
                                           Title:  Chairman

-------------------------                             ------------------------

CUSIP NO. 449246206                  13G                  Page 27 of 27 PAGES
-------------------------                             ------------------------




                                       DAVID J. MATLIN

                                           By: /s/ David J. Matlin
                                       ---------------------------------------
                                           Name:   David J. Matlin



                                       MARK R. PATTERSON

                                           By: /s/ Mark R. Patterson
                                       ---------------------------------------
                                           Name:  Mark R. Patterson